UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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 LEVEL ONE BANCORP, INC.
(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 15, 2019

To the shareholders of Level One Bancorp, Inc.:

        The annual meeting of the shareholders of Level One Bancorp, Inc., a Michigan corporation, will be held at the Company's headquarters located at 32991 Hamilton Court, Farmington Hills, MI 48334, on Wednesday, May 15, 2019, at 6:00 p.m., local time, for the following purposes:

1. The election of ten directors to serve for terms expiring at the 2020 annual meeting of shareholders;

2. The ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2019; and

3. The transaction of such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

        We are not aware of any other business to come before the annual meeting. The board of directors has fixed the close of business on March 18, 2019, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. If there is an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the meeting, the meeting may be adjourned or postponed to permit our further solicitation of proxies.

By order of the board of directors,

Chairman
Farmington Hills, MI
April 4, 2019

YOUR VOTE IS IMPORTANT. PLEASE EXERCISE YOUR SHAREHOLDER RIGHT TO VOTE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

Level One Bancorp, Inc.

LEVEL ONE BANCORP, INC.
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 15, 2019

        These proxy materials are furnished in connection with the solicitation by the board of directors of Level One Bancorp, Inc., a Michigan corporation (the "Company"), of proxies to be used at the 2019 annual meeting of shareholders of the Company, to be held at the Company's headquarters, which is located at 32991 Hamilton Court, Farmington Hills, Michigan 48334, on Wednesday, May 15, 2019, at 6:00 p.m., local time, and at any adjournments or postponements of such meeting. In accordance with rules and regulations of the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to each shareholder of record, we furnish proxy materials, which include the Notice of Annual Meeting, this proxy statement, and our Annual Report on Form 10-K for the year ended December 31, 2018, over the Internet unless otherwise instructed by the shareholder. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials is first being mailed to shareholders on or about April 5, 2019.

The Company is the holding company of Level One Bank (the "Bank").

QUESTIONS AND ANSWERS

        The following is information regarding the meeting and the voting process, presented in a question and answer format.

Why did I receive access to the proxy materials?

        We have made the proxy materials available to you over the Internet because on March 18, 2019, the record date for the annual meeting, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the shareholders at the meeting. It also gives you information concerning those matters to assist you in making an informed decision.

Why did I receive a notice regarding the Internet availability of proxy materials instead of paper copies of the proxy materials?

        We are using the SEC notice and access rule that allows us to furnish our proxy materials over the Internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or about April 5, 2019, we sent our shareholders by mail a notice containing instructions on how to access our proxy materials over the Internet and vote online. The notice is not a proxy card and cannot be used to vote your shares. If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to in the notice.

What matters will be voted on at the meeting?

        You are being asked to vote on the election of ten directors and the ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2019. These matters are more fully described in this proxy statement.

What are the board's voting recommendations?

        The board recommends that you vote your shares "FOR" the election of each of the director nominees named in this proxy statement and the appointment of Plante & Moran, PLLC as our independent registered public accounting firm.

If I am the record holder of my shares, how do I vote?

        If your shares are registered directly in your name with the Company's transfer agent, Continental, Inc., there are three ways to vote:

•In Person.  You may vote in person at the meeting by requesting a ballot when you arrive. You must bring valid picture identification, such as a driver's license or passport, and may be requested to provide proof of stock ownership as of the record date.

•Via the Internet.  You may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you requested printed copies of the proxy materials by mail, these instructions can be found on your proxy card.

•By Mail.  If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

If I am a beneficial owner of the Company's shares held in street name, how do I vote?

        If you are a beneficial owner of shares held in street name (such as if you hold your shares through a broker, trustee or other fiduciary), then there are three ways to vote:

•In Person.  If you are a beneficial owner of shares held in street name and wish to vote in person at the meeting, you must obtain a "legal proxy" from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the meeting and ask for a ballot from an usher when you arrive. You must also bring valid picture identification, such as a driver's license or a passport. For your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to an usher to be provided to the inspector of election.

•Via the Internet.  You may vote by proxy via the Internet by visiting www.cstproxy.com/levelonebancorp/2019 and entering the control number found in your Notice of Internet Availability of Proxy Materials. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•By Mail.  If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the form and returning it in the envelope provided.

What happens if I do not give specific voting instructions?

        Shareholders of Record.    If you are a shareholder of record and you: (i) indicate when voting on the Internet or by telephone that you wish to vote as recommended by the board; or (ii) sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders will vote your shares in the manner recommended by the board on all matters presented in this proxy statement and as the proxy holders may determine in their judgment with respect to any other matters properly presented for a vote at the meeting.

     Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, under applicable rules, the organization that holds your shares may generally vote on "routine" matters but cannot vote on "non-routine" matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote."

        At the meeting, the election of directors is considered a non-routine matter, and the ratification of the appointment of our independent registered public accounting firm is considered a routine matter.

What options do I have in voting on each of the proposals?

        You may vote "FOR ALL," "WITHHOLD AUTHORITY," or "FOR all nominees EXCEPT as marked" with respect to the election of director nominees, and "FOR," "AGAINST" or "ABSTAIN" with respect to the ratification of the appointment of our independent registered public accounting firm and any other proposal that may properly be brought before the meeting.

How many votes may I cast?

        You are entitled to cast one vote for each share of common stock you owned on the record date.

What is the quorum required for each matter?

        The holders of a majority of the outstanding shares of the Company entitled to vote on each matter, represented in person or by proxy, will constitute a quorum for purposes of such matter at the meeting. If less than a majority of the outstanding shares are represented at the meeting, a majority of the shares represented may adjourn the meeting at any time.

        On March 18, 2019, the record date, there were 7,749,731 shares of common stock issued and outstanding. Therefore, at least 3,874,866 shares need to be represented in order to constitute a quorum.

How many votes are needed for approval of each proposal?

        With respect to the election of directors, the ten nominees receiving the greatest number of votes cast "FOR" their election will be elected as directors to serve until the Company's 2020 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier resignation or removal.

With respect to the ratification of the appointment of our independent registered public accounting firm, the affirmative vote of a majority of the votes cast on the proposal (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal) is required to approve the ratification of the appointment of Plante & Moran, PLLC as our registered independent public accounting firm for the fiscal year ending December 31, 2019.
How are abstentions and broker non-votes treated?

        Broker non-votes and abstentions will not be counted as votes cast, but will count for purposes of determining whether a quorum is present. So long as a quorum is present, broker non-votes and abstentions will have no effect on the outcome of the matters to be presented for a vote at the annual meeting.

        In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided.

What if I change my mind after I return my proxy?

        You may revoke your proxy and change your vote at any time prior to the time the polls close for the meeting. Prior to the applicable cutoff time, you may change your vote using the Internet as described above, in which case only your latest Internet proxy submitted prior to the meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy unless you properly vote at the meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company's secretary at 32991 Hamilton Court, Farmington Hills, MI 48334 prior to the meeting.

What happens if a nominee is unable to stand for election?

        The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than ten nominees. The board has no reason to believe any nominee will be unable to stand for election.

Who will serve as the inspector of election?

        A representative of the Company will serve as the inspector of election.

Where do I find the voting results of the meeting?

        If available, we will announce voting results at the meeting. The voting results will also be disclosed in a Current Report on Form 8-K that we will file with the SEC within four business days after the annual meeting.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of the Company or its subsidiaries may solicit proxies in person. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

This proxy statement contains two proposals requiring shareholder action. Proposal 1 requests the election of ten directors to the board of directors. Proposal 2 requests the ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2019.

PROPOSAL 1—ELECTION OF DIRECTORS

       Following a review and nomination from the Nominating and Governance Committee, the board of directors proposes that the following nominees be elected as directors for terms expiring at the 2020 annual meeting of shareholders:

  We unanimously recommend that you vote "FOR" each of the nominees for director.

Name	Age	Position	Director Since
Patrick J. Fehring	61	Chairman, President and Chief Executive Officer	2007
Barbara E. Allushuski	66	Director	2010
Victor L. Ansara	60	Director	2008
James L. Bellinson	58	Director	2007
Michael A. Brillati	44	Director	2008
Shukri W. David	59	Director	2007
Thomas A. Fabbri	65	Director	2007
Mark J. Herman	63	Director	2007
Steven H. Rivera	56	Director	2008
Stefan Wanczyk	58	Director	2010

Each of the nominees is an incumbent director. If re-elected, all of our directors will hold office until the annual meeting of shareholders in 2020, or until their earlier death, resignation, removal or disqualification, or until their respective successors are duly elected and qualified. There are no arrangements or understandings with any of the nominees pursuant to which they have been selected as nominees or directors.

The business experience of each nominee, as well as their qualifications to serve on the board, is set forth below. Unless otherwise noted, nominees for director have been employed in their principal occupation with the same organization for at least the last five years. Other than as described below, no nominee or executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers.

        Patrick J. Fehring.    Mr. Fehring serves as Chairman, President and Chief Executive Officer of the Company and the Bank, positions he has held since 2007. Prior to founding the Bank, Mr. Fehring spent 27 years with Fifth Third Bancorp or its affiliates, most recently as President of Fifth Third Bank, Eastern Michigan. Mr. Fehring received his B.S in business from Miami University in Ohio. Our board considered Mr. Fehring's role as President and Chief Executive Officer of the Company and the Bank, his 39-year career in banking and his long-standing relationships within the business community in determining that he should be a member of our board.

        Barbara E. Allushuski.    Ms. Allushuski is the President and Chief Executive Officer of Blue Heron Talent, LLC, an executive coaching firm. She also serves on the boards of the Detroit Regional Chamber and Skyline Club, on the advisory board for the Girl Scouts of Southeastern Michigan, and as a limited partner of Belle Capital. Ms. Allushuski earned a bachelor's degree in economics from Ohio University and a degree from the Wharton School of the University of Pennsylvania. Our board considered Ms. Allushuski's business experience, her management experience as the President and Chief Executive Officer of a business and her knowledge of the business community in our market area in determining that she should be a member of our board and Compensation Committee.

        Victor L. Ansara.    Mr. Ansara is the President and Chief Executive Officer of the Ansara Restaurant Group, Inc., a restaurant and real estate company. Mr. Ansara received his B.A. from the University of Michigan, Dearborn. Mr. Ansara is also a member of the Michigan Bar Association having received his law degree from the Detroit College of Law. Our board considered Mr. Ansara's experience as the chief executive officer of a local business and his knowledge and experience with real estate investment in determining that he should be a member of our board and Compensation Committee.

James L. Bellinson.    Mr. Bellinson is the Managing Member and founder of Riverstone Communities, which owns and operates 85 manufactured housing communities in 11 states. In 2012, Mr. Bellinson co-founded Peas and Carrots Hospitality LLC, a restaurant holding company that owns restaurants in Michigan and Chicago. He previously served as President and Chief Operating Officer of Arcadia Services, Inc., a national health care provider in 21 states that was sold in 1997 to Integrated Health Services, Inc., a New York Stock Exchange company. In 2015, Mr. Bellinson co-founded Riverstone Growth Partners, which is a private equity group. Also in 2015, he co-founded Brilliant Detroit, a non-profit that buys homes in underserved Detroit neighborhoods and converts them to free early childhood learning centers. Mr. Bellinson is active in several other philanthropic organizations in the Detroit area. He graduated from the University of Michigan with a B.A. in Economics. He also earned his Juris Doctorate degree from the University of San Diego, College of Law, and became a bar-certified attorney in the State of Michigan. Our board considered Mr. Bellinson's knowledge of the business community in our market area and his overall extensive business and management level experience in determining that he should be a member of our board and Nominating and Governance Committee.

        Michael A. Brillati.    Mr. Brillati is Chief Executive Officer of Salus Group, a benefits and administration company. Mr Brillati received his B.A from the University of Detroit - Mercy. Our board considered Mr. Brillati's knowledge of the business community in our market area and his overall extensive business and management level experience in determining that he should be a member of our board and Compensation Committee.

        Shukri W. David.    Dr. David is a cardiologist and physician chair of the Cardiovascular Center of Excellence at St. John Providence Health System with cardiovascular service line responsibilities for Ascension Health Michigan. He has partial ownership of, and is chief medical officer for, Cardiovascular Therapeutics, and has partial ownership in Heart Cardiology Consultants, which is based in Southfield, Michigan. He completed cardiovascular training at Providence Hospital and Harper Hospital, Wayne State University. Dr. David currently serves on the Board of Visitors for the school of nursing at Oakland University. He earned his a medical degree from American University of the Caribbean and an MBA from Indiana University Business School. Our board considered Dr. David's business and management experience in determining that he should be a member of our board, Audit Committee, Nominating and Governance Committee and Compensation Committee.

        Thomas A. Fabbri.    Mr. Fabbri is the President and Chief Executive Officer of Aaro Companies, which provide maintenance and janitorial services for commercial buildings, and of Lakeview Hills Golf Resort. He previously served on the board of directors for Huntington Bank and the Detroit Athletic Club. Mr. Fabbri earned a bachelor's degree in commerce and finance from the University of Detroit. Our board considered Mr. Fabbri's experience on a bank's board of directors, his knowledge of the business community in our market area, and his overall extensive business and management level experience in determining that he should be a member of our board, Audit Committee and Nominating and Governance Committee.

        Mark J. Herman.    Mr. Herman is the President and Chief Operating Officer of ANYI Management Company, and commercial real estate company. He has 25 years of experience in the banking industry, primarily with Comerica Bank and Fifth Third Bank, which included management and executive management positions in the areas of commercial lending, trust and investments and private banking. Mr. Herman earned a bachelor's degree from Central Michigan University and an MBA from Michigan State University. Our board considered Mr. Herman's experience as the chief operating officer of a local business, his knowledge of and experience with real estate investment and development, and his experience in the banking industry in determining that he should be a member of our board and Audit Committee.

        Steven H. Rivera.    Dr. Rivera is the Physician Advisor for Ascension Providence and Providence Park campuses, current Past President of the Medical Staff of Providence and serves on the health system board for Ascension Southeast Michigan Hospitals. He was a founder and managing partner of Independent Emergency Physicians, P.C. for over 20 years. Dr. Rivera received his B.S from the University of South Florida. He completed his M.D at the NOVA Southeastern University of Health Sciences in Ft. Lauderdale, Florida. In 2004, Dr. Rivera received his MBA from the University of Tennessee. Our board considered Dr. Rivera's management experience and knowledge of the business community in our market area in determining that he should be a member of our board, Nominating and Governance Committee and Compensation Committee.

        Stefan Wanczyk.    Mr. Wanczyk is the President and Chief Executive Officer of Utica Enterprises, Inc., a holding company that owns and operates 12 subsidiaries in the automotive and transportation industry. He is also the Chief Executive Officer of Hour Media, LLC, which owns and operates 10 media companies in six states. Mr. Wanczyk also serves as a director and trustee of several foundations and non-profit organizations in the Detroit area. He graduated from Wayne State University with a bachelor's degree in accounting. Our board considered Mr. Wanczyk's management experience as a chief executive, his accounting acumen, and his knowledge of the business community in our market area in determining that he should be a member of our board, Audit Committee and Nominating and Governance Committee.

Executive Officers

        The following table sets forth certain information regarding our executive officers, including their names, ages and positions:

Name	Age	Position
Patrick J. Fehring	61	Chairman, President and Chief Executive Officer of the Company and the Bank
Gregory A. Wernette	56	Executive Vice President, Chief Lending Officer and Corporate Secretary of the Company and the Bank
David C. Walker	58	Executive Vice President and Chief Financial Officer of the Company and the Bank
Timothy R. Mackay	49	Assistant Corporate Secretary of the Company and Executive Vice President, Consumer Banking Officer and Assistant Corporate Secretary of the Bank
Eva D. Scurlock	41	Assistant Corporate Secretary of the Company and Executive Vice President, Risk Management Officer and Assistant Corporate Secretary of the Bank
Melanie C. Barrett	60	Executive Vice President and Chief Human Resources Officer of the Company and the Bank

The business experience of each of our executive officers is set forth below, other than the business experience of Mr. Fehring whose business experience is described above. No executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other executive officer or any of our current directors. There are no arrangements or understandings between any of the officers and any other person pursuant to which he or she was selected as an officer.
        Gregory A. Wernette.    Mr. Wernette serves as Executive Vice President, Chief Lending Officer and Corporate Secretary of the Company and the Bank, positions he has held since 2007. Prior to joining the Bank at inception, Mr. Wernette spent 21 years with Comerica Bank, most recently as First Vice President and Group Manager in Middle Market Banking. Mr. Wernette received his B.S in finance from Central Michigan University and his MBA in accounting from Wayne State University.

        David C. Walker.    Mr. Walker serves as Executive Vice President and Chief Financial Officer of the Company and the Bank, positions he has held since 2009. He has also served as a vice president and director of Hamilton Court Insurance Company since July 2017. Mr. Walker previously served as Group Vice President of Detroit-based GMAC LLC, where he spent 24 years in various financial disciplines, including seven years as Chief Financial Officer of GMAC's Mortgage Group and two years as GMAC's Treasurer. Mr. Walker obtained his B.S. in applied math and economics from Brown University and his MBA in finance from the University of Michigan.

        Timothy R. Mackay.    Mr. Mackay serves as Assistant Corporate Secretary of the Company and as Executive Vice President, Consumer Banking Officer and Assistant Corporate Secretary of the Bank, positions he has held since 2013. He is responsible for the strategic leadership of the Consumer Banking Division, including branch banking, small business banking, residential mortgage and marketing.  Prior to joining the Bank, Mr. Mackay spent 21 years with Fifth Third Bank serving in various leadership capacities in Michigan and Florida, most recently serving as Senior Vice President, Retail Banking Executive in South Florida. Mr. Mackay received his B.A. in business administration from Hope College.

        Eva D. Scurlock.    Ms. Scurlock serves as Assistant Corporate Secretary of the Company and as Executive Vice President, Risk Management Officer and Assistant Corporate Secretary of the Bank, positions she has held since 2007. With over 17 years of experience in the banking industry, including most recently as Credit Training Manager and Commercial Lender at LaSalle Bank, Ms. Scurlock, who joined us at inception, is responsible for the strategic leadership of enterprise risk management, including credit and compliance risk. Ms. Scurlock was selected by Crain's Detroit Business as a "40 Under 40" honoree in 2013. Ms. Scurlock received her B.A. in finance from Michigan State University.

        Melanie C. Barrett.    Ms. Barrett serves as Executive Vice President and Chief Human Resources Officer of the Company and the Bank, positions she has held since 2018. With 39 years of experience in banking at Comerica Bank and Flagstar Bank, Ms. Barrett is responsible for human resources activity including staffing, compensation, training, leadership development, and team member benefits. Prior to joining the Company and the Bank, she served as senior vice president-director of human resource business partners of Flagstar Bank from April 2012 until July 2017. In this capacity, her primary responsibilities included the development of policies and practices for the organization, working with business leaders on organizational realignments and restructurings, overseeing the management of employee relations concerns, and overseeing the due diligence and integration of employees acquired through acquisitions. Ms. Barrett received her B.S. in business administration from Central Michigan University.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

        Under the rules of The Nasdaq Stock Market LLC ("Nasdaq"), independent directors must comprise a majority of the board of directors within one year of our listing date. The rules of Nasdaq, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors.

        The board of directors has evaluated the independence of its members based upon the rules of Nasdaq and the SEC. Applying these standards, and based on information provided by each director concerning his or her background, employment and affiliations, the board of directors has affirmatively determined that, with the exception of Mr. Fehring, each of the current directors is an independent director, as defined under the applicable rules. Because Mr. Fehring is an executive officer of the Company and the Bank, Mr. Fehring cannot be deemed to be independent under the rules of Nasdaq and the SEC. In making these determinations, the board of directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances the board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director, and the matters discussed under "Certain Relationships and Related Party Transactions."

The board held 12 regularly scheduled and special meetings during 2018. During 2018, all directors attended at least 75 percent of the meetings of the board and the committees on which they served. Although we do not have a formal policy regarding director attendance at the annual meeting, we encourage and expect all of our directors to attend. Last year, all of the directors serving at that time were present at the annual meeting.

Board Leadership Structure

        The board of directors does not have a formal policy requiring the separation of the roles of Chairman of the Board and Chief Executive Officer. It is the directors' view that rather than having a rigid policy, the board of directors, with the advice and assistance of the Nominating and Governance Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Since our formation, the positions of Chairman and Chief Executive Officer have been combined and held by Mr. Fehring. We believe this board leadership structure is the most appropriate because of the efficiencies achieved in having the role of Chairman and Chief Executive Officer combined, and because the detailed knowledge of our day-to-day operations and business that the Chief Executive Officer possesses greatly enhances the decision-making processes of the board of directors as a whole. As noted above, Mr. Fehring is not currently considered to be "independent" according to Nasdaq rules.

        Because the Chairman of the Board is not an independent director, we have a separate lead independent director who organizes and presides at sessions of our independent directors. Currently, Dr. David serves as the lead independent director. Consistent with Nasdaq listing requirements, the independent directors regularly have the opportunity to meet without Mr. Fehring present. In 2018, two independent sessions were held.

Board Committees

        The board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Mr. Fehring is not a member of any of these committees. The responsibilities of these committees are described below. The board of directors may also establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents. The following table summarizes the membership of each of the committees of the board of directors:

Director Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Barbara E. Allushuski		X (Chair)
Victor L. Ansara		X
James L. Bellinson			X
Michael A. Brillati		X
Shukri W. David	X	X	X
Thomas A. Fabbri	X		X (Chair)
Mark J. Herman	X
Steven H. Rivera		X	X
Stefan Wanczyk	X (Chair)		X

        Audit Committee.    The board of directors has evaluated the independence of the members of our Audit Committee and has affirmatively determined that: (i) each of the members of our Audit Committee meets the definition of "independent director" under Nasdaq rules; (ii) each of the members satisfies the additional independence standards under Nasdaq rules and applicable SEC rules for Audit Committee service; and (iii) each of the members has the ability to read and understand fundamental financial statements. In addition, the board of directors has determined that Mr. Wanczyk has the required financial sophistication due to his experience and background, which Nasdaq rules require at least one such Audit Committee member have. The board has determined that Mr. Wanczyk also qualifies as an "audit committee financial expert," as that term is defined under applicable SEC rules. The Audit Committee held seven meetings during 2018.
      The Audit Committee has adopted a written charter, which sets forth the committee's duties and responsibilities. The current charter of the Audit Committee is available on the investor relations section of the Bank's website at www.investor.levelonebank.com. As described in its charter, our Audit Committee has responsibility for, among other things:

•	selecting and reviewing the performance of our independent auditors and approving, in advance, all engagements and fee arrangements;

•	reviewing the independence of our independent auditors;

•	reviewing actions by management on recommendations of the independent auditors and internal auditors;

•	meeting with management, the internal auditors and the independent auditors to review the effectiveness of our system of internal control and internal audit procedures;

•	reviewing our earnings releases and reports to be filed with the SEC;

•	reviewing reports of bank regulatory agencies and monitoring management's compliance with recommendations contained in those reports;

•	reviewing and approving transactions for potential conflicts of interest under the Company's conflict of interest policy; and

•	handling such other matters that are specifically delegated to the Audit Committee by our board of directors from time to time.

        Compensation Committee.    The board of directors has evaluated the independence of the members of the Compensation Committee and has affirmatively determined that all of the members of the Compensation Committee are "independent" under Nasdaq rules, satisfy the additional independence standards under Nasdaq rules for compensation committee service, and are "nonemployee directors" under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee held three meetings during 2018.

        The Compensation Committee has adopted a written charter, which sets forth the committee's duties and responsibilities and which is available on the investor relations section of the Bank’s website at www.investor.levelonebank.com. As described in its charter, the Compensation Committee has responsibility for, among other things:

•
reviewing, monitoring and approving the overall compensation structure, policies and programs (including benefit plans) and assessing whether the compensation structure establishes appropriate incentives that reward executive officers and other employees for meeting corporate objectives;

•	determining the annual compensation of the Chief Executive Officer;

•	reviewing the compensation decisions made by the Chief Executive Officer with respect to other executive officers;

•	overseeing the administration of the equity and other incentive compensation plans and programs and making recommendations to the board of directors relating to these matters; and

•	handling such other matters that are specifically delegated to the Compensation Committee by the board of directors from time to time.

The Compensation Committee has the authority to retain consultants and advisors, which it does periodically.

        Nominating and Governance Committee.    The board of directors has evaluated the independence of the members of the Nominating and Governance Committee and has affirmatively determined that all of the members of the Nominating and Governance Committee are "independent" under Nasdaq rules. The Nominating and Governance Committee held two meetings during 2018.

        The Nominating and Governance Committee has adopted a written charter, which sets forth the committee's duties and responsibilities. The current charter of the Nominating and Governance Committee is available on the investor relations section of the Bank's website at www.investor.levelonebank.com. As described in its charter, the Nominating and Governance Committee has responsibility for, among other things:

•	recommending persons to be selected by our board of directors as nominees for election as directors or to fill any vacancies on our board of directors;

•	developing and recommending to the board of directors a set of corporate governance guidelines applicable to the Company and reviewing these guidelines at least once a year;

•
reviewing the board of director's committee structure and composition and making recommendations to the board of directors regarding the appointment of directors to serve as members of each committee and committee chairmen annually; and

•	handling such other matters that are specifically delegated to the Nominating and Governance Committee by our board of directors from time to time.

The Nominating and Governance Committee will give appropriate consideration to candidates for board membership proposed by shareholders that are supported by adequate information about the candidates’ qualifications and will evaluate such candidates in the same manner as other candidates identified by or submitted to the Nominating and Governance Committee.

        In carrying out its nominating function, the Nominating and Governance Committee has developed qualification criteria for all potential director nominees, including incumbent directors, board nominees and shareholder nominees. These criteria include the following attributes:

•	integrity and high ethical standards in the nominee's professional life;

•	sufficient educational and professional experience, business experience or comparable service on other boards of directors to qualify the nominee for service to the board;

•	evidence of leadership and sound judgment in the nominee's professional life;

•	a willingness to abide by any published code of ethics for the Company; and

•	a willingness and ability to devote sufficient time to carrying out the duties and responsibilities required of a board member.

        The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are "independent" in accordance with Nasdaq rules (to ensure that, at all times, at least a majority of our directors are independent).

        Prior to nominating an existing director for re-election to the board, the committee will consider and review the following attributes with respect to each existing director:

•	board and committee attendance and performance;

•	age and length of board service;

•	experience, skills and contributions that the existing director brings to the board;

•	independence and any conflicts of interest; and

•	any significant change in the director's professional status or work experience, including the attributes considered for initial board membership.

•	diversity of viewpoints, background, experience and other demographics.

Shareholder Communication with the Board, Nomination and Proposal Procedures

General Communications with the Board. Shareholders may contact our board of directors by contacting our corporate secretary, Gregory Wernette, at Level One Bancorp, Inc., 32991 Hamilton Court, Farmington Hills, Michigan 48334, or 248-737-7159.

Nominations of Directors. In accordance with our bylaws, a shareholder may nominate a director for election at an annual meeting of shareholders by delivering written notice of the nomination to our corporate secretary, at the above address, not less than 90 days nor more than 120 days prior to the anniversary of the preceding year's annual shareholder meeting, and that the notice to our corporate secretary contain certain information about the shareholder and the director nominee. As a result, notice of nominations for directors to be elected at the 2020 annual meeting of shareholders must be delivered to our secretary no earlier than January 16, 2020, and no later than February 15, 2020. The shareholder's notice to the secretary must include: (a) the name and address of record of the nominating shareholder and the proposed nominee; (b) a representation that the nominating shareholder is a beneficial owner or holder of record of shares of the Company entitled to vote at such meeting, has full voting power with respect to such shares and intends to appear in person or by proxy at the meeting to nominate the persons specified in the notice; (c) a description of all arrangements or understandings between the nominating shareholder and each nominee and any other person (naming such person) pursuant to which the nominations are to be made by the nominating shareholder; (d) the number and kinds of securities of the Company held beneficially or of record by the nominee; (e) such other information regarding each nominee proposed by such nominating shareholder as is requested by the board of directors; and (f) the consent of each nominee to serve as a director of the Company if so elected. Persons nominated for election to the board pursuant to this paragraph will not be included in our proxy statement.

In addition, shareholders may recommend that the board of directors nominate a nominee by delivering or mailing a written recommendation to the President of the Company not later than the close of business on January 1 of the year in which the nomination is proposed.

Shareholder Proposals. To be considered for inclusion in our proxy statement and form of proxy for our 2020 annual meeting of shareholders, shareholder proposals must be received by our corporate secretary, at the above address, no later than December 7, 2019, and must otherwise comply with the notice and other provisions of our bylaws, as well as SEC rules and regulations.

For proposals to be otherwise brought by a shareholder and voted upon at an annual meeting, the shareholder must file written notice of the proposal to our corporate secretary not less than 90 days nor more than 120 days prior to the anniversary of the preceding year's annual shareholder meeting. As a result, notice of shareholder proposals to be brought at the 2020 annual meeting of shareholders must be delivered to our secretary no earlier than January 16, 2020, and no later than February 15, 2020.The shareholder's notice to the secretary must include: (a) a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address, as they appear on the Company's books, of the shareholder proposing such business; (c) the number of shares of the Company's common stock beneficially owned by such shareholder on the date of such shareholder's notice; and (iv) any financial or other interest of such shareholder in the proposal.

Board Oversight of Risk Management

        The board of directors believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. The board of directors, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees of the board of directors assuming a different and important role in overseeing the management of the risks we face.

        The full board of directors oversees the enterprise-wide risk management framework, which establishes the overall risk appetite and risk management strategy and enables management to understand, manage and report on the risks we face. The full board of directors also reviews and oversees policies and practices established by management to identify, assess, measure and manage key risks we face, including the risk appetite metrics developed by management. The Audit Committee of the board of directors is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting). The Compensation Committee of the board of directors has primary responsibility for the design and evaluation of the compensation plans, in connection with its responsibility to limit the risks and exposures associated with compensation policies, plans and practices, regarding both executive compensation and the compensation structure in general. In particular, the Compensation Committee reviews our incentive compensation arrangements to ensure these programs are consistent with applicable laws and regulations, including safety and soundness requirements, and do not encourage imprudent or excessive risk-taking by employees. The Nominating and Governance Committee of our board of directors oversees risks associated with the independence of our board of directors and potential conflicts of interest.

        The senior management team is responsible for implementing and reporting to the board of directors regarding the risk management processes, including by assessing and managing the risks we face, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis. The senior management team is also responsible for creating and recommending to the board of directors for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.

        The role of the board of directors in our risk oversight is consistent with our leadership structure, with the members of our senior management team having responsibility for assessing and managing our risk exposure, and our board of directors and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout our operations.

Compensation Committee Interlocks and Insider Participation

        During 2018, Ms. Allushuski, Messrs. Ansara and Brillati, and Drs. Rivera and David served as members of the Compensation Committee. None of the members of the Compensation Committee is, will be or has been an officer or employee of the Company. None of the executive officers serve or have served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Code of Business Conduct and Ethics

        The board of directors has adopted a code of business conduct and ethics that applies to all directors and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The code sets forth the standard of ethics by which all directors and employees are expected to follow. The code of business conduct and ethics is available on the investor relations section of the Bank’s website at www.investor.levelonebank.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on this website, as well as any other means required by Nasdaq rules.

Corporate Governance Guidelines

        Our board of directors has adopted a set of corporate governance guidelines to assist our board of directors in the exercise of its fiduciary duties and to promote the effective functioning of our board and its committees. Our corporate governance guidelines is available on the investor relations section of the Bank's website at www.investor.levelonebank.com.

Director Compensation

        The following table sets forth information regarding 2018 compensation for each of our nonemployee directors. Mr. Fehring does not receive director's fees or other compensation for serving as a director.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Barbara E. Allushuski	31,000	7,986	38,986
Victor L. Ansara	33,505	7,986	41,491
James L. Bellinson	32,513	7,986	40,499
Michael A. Brillati	33,500	7,986	41,486
Shukri W. David	32,000	7,986	39,986
Thomas A. Fabbri	31,000	7,986	38,986
Mark J. Herman	31,750	7,986	39,736
Steven H. Rivera	30,504	7,986	38,490
Stefan Wanczyk	32,513	7,986	40,499
(1) Fees reported in this column with respect to Barbara Allushuski, Victor Ansara, James Bellinson, Thomas Fabbri, Steven Rivera and Stefan Wanczyk were paid in shares of Company stock based on a fair market value of $24.80 as of February 15, 2018.
(2) The amounts set forth in the "Stock Awards" column reflect the aggregate grant date fair value of restricted stock awards for the year ended December 31, 2018 in accordance with FASB ASC Topic 718. The restricted stock award amounts are based on fair market value of $24.80 for awards granted on February 15, 2018. The fair market value of shares was determined using an independent valuation. In 2018, each non-employee director was granted 322 shares of restricted stock, which vested on December 31, 2018. As of December 31, 2018, Ms. Allushuski and Messrs. Ansara, Bellinson, Brillati, Fabbri, Herman and Drs. David and Rivera each held 8,500 stock options (7,333 of which were exercisable); and Mr. Wanczyk held 5,668 stock options (4,501 of which were exercisable).

For 2018, each non-employee director received an annual retainer fee of $25,000 for service on the Company and Bank boards of directors and additional annual retainers for service on each of the committees of the board. The retainers for board and committee service were payable in stock or cash at the election of each director. During 2018 each non-employee director was also granted a restricted stock award as described in the table above. The annual retainers for service on committees of the board during 2018 were as follows:

Committee	Chairperson Fee ($)	Non-chairperson Fee ($)
Audit	6,000	3,000
Compensation	6,000	2,500
Nominating & Governance	3,000	1,500
Loan	N.A.	6,000

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF PLANTE & MORAN, PLLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Crowe LLP (“Crowe”) was the Company’s independent registered public accounting firm for the year ended December 31, 2018, and was dismissed effective following the completion of its audit for that year.

The Audit Committee conducted a competitive process to determine the Company’s independent registered public accounting firm for the year ending December 31, 2019. The Audit Committee invited several independent registered public accounting firms to participate in this process.

Following review of proposals from the independent registered public accounting firms that participated in the process, including the Company’s current independent registered public accounting firm, on December 20, 2018, the Audit Committee approved the engagement of Plante & Moran, PLLC (“PM”) as the Company’s independent registered public accounting firm for the year ending December 31, 2019, subject to completion of PM’s standard client acceptance procedures and execution of an engagement letter.

Crowe’s reports on the Company’s consolidated financial statements as of and for the years ended December 31, 2017 and 2016 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2017 and 2016, and the interim period from January 1, 2018 through December 21, 2018, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Company and Crowe on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Crowe’s satisfaction, would have caused Crowe to make reference thereto in its reports; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The Company has requested that Crowe furnish a letter addressed to SEC stating whether or not it agrees with the statements in the above paragraph. A copy of Crowe’s letter, dated December 21, 2018, was filed as Exhibit 16.1 to the Company’s Form 8-K filed on December 21, 2018.
During the fiscal years ended December 31, 2017 and 2016 and the subsequent interim period from January 1, 2018 through the date of PM’s engagement, neither the Company nor anyone on its behalf consulted with PM regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that PM concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.
As discussed above, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2018 was Crowe, and the Company’s Audit Committee has appointed PM as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Although the Company’s shareholders are not required to vote on the appointment of the Company’s independent registered public accounting firm, it is presenting this selection to its shareholders for ratification. Proxies solicited by the board of directors will, unless otherwise directed, be voted to ratify the board of directors’ appointment of PM as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Even if the appointment of PM is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of PM and to engage another firm if the Audit Committee determines such action is necessary or desirable. If the appointment of PM is not ratified, the Audit Committee will reconsider the appointment, but also may decide to maintain the appointment. The Company has been advised by PM that they are independent certified public accountants with respect to the Company within the meaning of the Exchange Act and the rules and regulations promulgated thereunder.
Representatives of PM are expected to attend the annual meeting of shareholders. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.

The board of directors recommends a vote “FOR” the ratification of PM as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Proxies properly signed and returned will be voted “FOR” this proposal unless you specify otherwise.
Accountant Fees

        For the years ended December 31, 2017 and 2018, the Company incurred the following fees for professional services performed by Crowe:

	2017	2018
Audit Fees(1)	$173,500	$512,500
Tax Fees(2)	143,950	40,325
(1) Audit fees include fees for professional services performed by Crowe for the audit of the Company's consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports on Form 10-Q. These services also included fees for HUD audits and $254,800 related to the IPO in 2018.
(2) Tax fees consist of tax advice, planning and consulting services.

        The Audit Committee, after consideration of these matters, does not believe that the rendering of these services by Crowe was incompatible with maintaining their independence as our principal accountants.
Audit Committee Pre-Approval Policy

        Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. We have adopted a pre-approval policy under which the Audit Committee approves in advance all audit and non-audit services to be performed by our independent registered public accounting firm. As part of its pre-approval policy, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC's rules on auditor independence. In accordance with the pre-approval policy, the Audit Committee has pre-approved certain specified audit and non-audit services to be provided by Crowe for up to twelve months from the date of the pre-approval. All of the services referred to above for 2018 were pre-approved by the Audit Committee.

EXECUTIVE COMPENSATION

       As an emerging growth company under the Jumpstart Our Business Startups Act, we have opted to comply with the executive compensation disclosure rules applicable to "smaller reporting companies," as such term is defined in the rules promulgated under the Securities Act of 1933, as amended (the "Securities Act"), which permits us to limit reporting of compensation to the principal executive officer and two other most highly compensated executive officers, which are referred to as the "named executive officers."

The compensation reported in the Summary Compensation Table below is not necessarily indicative of how the named executive officers will be compensated in the future. The Compensation Committee will continuously review, evaluate, and modify the compensation framework to ensure the Company provides a competitive total compensation package.

The named executive officers for 2018 were:

•	Patrick J. Fehring, President and Chief Executive Officer

•	Gregory A. Wernette, Executive Vice President and Chief Lending Officer

•	David C. Walker, Executive Vice President and Chief Financial Officer

Summary Compensation Table

        The following table sets forth information regarding the compensation paid, awarded to, or earned for the fiscal years ended December 31, 2018 and 2017 for each of the named executive officers.

Name and Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Nonequity Incentive Plan Compensation(2) ($)	Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Patrick J. Fehring	2018	364,808	69,440	22,285	70,384	—	47,359	574,276
Chairman, President and Chief Executive Officer	2017	346,154	80,850	—	84,984	15,434	77,385	604,807
Gregory A. Wernette	2018	249,474	33,480	22,285	27,591	—	31,333	364,163
Executive Vice President and Chief Lending Officer	2017	242,191	47,355	—	50,633	11,395	52,915	404,489
David C. Walker	2018	219,415	27,032	22,285	40,360	—	28,547	337,639
Executive Vice President and Chief Financial Officer	2017	213,385	41,580	—	43,736	10,130	46,700	355,531

(1) The amounts set forth in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of stock and option awards for the years ended December 31, 2018 and 2017 in accordance with FASB ASC Topic 718. The stock award amounts are based on fair market values of $24.80 and $23.10 for awards granted on February 15, 2018 and February 16, 2017, respectively. Prior to the time our shares were listed on the Nasdaq Global Select Market, the fair market value of shares was determined using an independent valuation. The assumptions used in calculating the option award amounts are set forth in Note 10 to our audited consolidated financial statements as of December 31, 2018 and 2017.

(2) Represents annual cash incentive plan awards paid under our Executive Incentive Plan as a result of the attainment of Company and individual performance goals during the respective calendar year. The objective performance goals are set at the beginning of each year by the Compensation Committee and approved by the board. Please see "Annual Performance Bonus" below for a discussion of our Executive Incentive Plan.

(3) Consists of above market interest on deferred compensation under the SERP (as defined below, see "Benefits and Other Perquisites-Level One Bank Supplemental Executive Retirement Plan"). For 2018, there were no earnings credited under the SERP as the underlying measurement fund operated at a loss.
(4) "All Other Compensation" for the named executive officers during 2018 is summarized below.

Name	Perquisites(i) ($)	Company 401(k) Contribution(ii) ($)	Company Contributions to SERP(iii) ($)	Total "All Other Compensation" ($)
Patrick J. Fehring	11,532	8,100	27,727	47,359
Gregory A. Wernette	4,732	8,100	18,501	31,333
David C. Walker	4,428	7,895	16,224	28,547
(i) Amount reflects club dues.
(ii) Amount reflects Company contributions under the 401(k) Plan (as defined below).
(iii) Amount reflects the Company's contribution to the SERP based on 2018 Company performance.
General

      The Company’s compensation program (the "program”) is structured to align the interests of our executives with the interests of our key stakeholders—team members, shareholders, and the communities in which we do business. The program is designed to attract, retain and motivate leadership to achieve growth in the financial sector; to deliver pay commensurate with the achievement of annual financial results; to create a program that encourages outstanding financial results and shareholder returns over the long term; and to reduce incentives for unnecessary and excessive risk taking. The Company’s compensation program generally strives to set target compensation opportunities near the median of its peer group, with actual payouts in respect of variable compensation dependent on performance. The program is comprised of a mix of variable compensation vehicles with rewards delivered in cash and shares of the Company’s stock. This balanced approach towards compensation supports the Company’s business strategies, aligns with our pay for performance philosophy, and is reinforced through sound compensation governance to mitigate excessive risk taking.

Specifically, the Company targets its base salaries to be competitive with the 50th percentile of a peer group of Midwest banks with assets ranging between approximately $850 million and $3 billion. Given the growth orientation of the Company’s strategy, the variable compensation component of the program allows for awards that meet the 75th percentile of the peer group when superior performance is achieved. The achievement of long- term objectives is rewarded through stock grants that vest over three years and a performance-based contribution to the SERP that vests ratably over four years. Total compensation (cash, stock awards, and SERP contributions) is targeted at the median of the market but allows for higher than median rewards when superior performance is achieved.

The Compensation Committee has retained Blanchard Consulting Group to provide independent counsel to the Compensation Committee on the design and market competitiveness of its executive compensation program. Blanchard Consulting Group was engaged in 2018 to review and revise the Company’s peer group of bank holding companies, to gather data from peer bank holding companies on base salaries, total cash compensation, equity grants, retirement payments, executive contract terms, and perquisites, and to create benchmark information from which to compare the Company’s programs. Blanchard Consulting Group also provided information on the design of various executive compensation programs to ensure the Company’s programs are designed competitively to its peers. In 2017, Blanchard Consulting Group also provided the Company with a market review of the board of directors’ compensation which included review of retainers, meeting fees, and equity grants to directors. Blanchard Consulting Group has been determined by the Compensation Committee to be independent, reports directly to the Chair of Compensation Committee, and performs no other work for the Company.

Base Salary

The Compensation Committee reviews and approves base salaries of the named executive officers and sets the compensation of the chief executive officer. In setting the base salary of each named executive officer, the Compensation Committee relies on market data provided by an independent consultant, Blanchard Consulting Group, who gathers specific peer proxy data and referenced compensation survey data from industry resources. Base salary levels are typically considered annually but may be reviewed more or less frequently, depending on the competitive positioning of the salary.

Annual Executive Incentive Award for Performance

        Each named executive officer participates in the Executive Incentive Plan (the "Incentive Plan") which rewards for the achievement of specific financial goals determined by the board. The purpose of the Incentive Plan is to communicate expectations in terms of business goals and results, recognize and reward achievement of the Company's annual business goals, motivate and reward superior performance, attract and retain talent, encourage teamwork and collaboration, and to ensure incentives are appropriately risk balanced. Participation and payments under the Incentive Plan are recommended by the Compensation Committee and approved by the board.

Pursuant to the terms of the Incentive Plan, participants are awarded a cash bonus based on attainment of Company and individual performance goals during each calendar year. Award opportunities and performance goals are approved by the board at the beginning of each year. In 2018, the Company had to achieve at least 65% of budgeted net income, in addition to sustaining satisfactory regulatory requirements, for awards to be paid under the Incentive Plan. The Compensation Committee has the ability to make discretionary awards to key performers if these requirements are not met.

Each participant under the Incentive Plan is assigned an incentive award target and a series of weighted performance goals with threshold, target, and superior performance levels of achievement. If actual performance of a given metric is below the threshold level of performance, there is no award payout for that metric. Performance at the threshold, target and superior performance levels results in payments equal to 50%, 100%, and 150% of the targeted incentive opportunity. Payouts for performance between the threshold and target or target and superior performance levels are interpolated to reward incremental improvement.

For 2018, the incentive award targets for Messrs. Fehring, Wernette, and Walker were 35%, 30%, and 30% of base salary, respectively. Company and individual performance metrics established for the 2018 performance period included specific net income, return on average assets relative to a peer group, nonperforming assets to total assets ratio relative to a peer group, and individual performance goals.

Award payouts under the Incentive Plan are paid no later than March 15th following completion of the annual performance period provided that the participant remains employed at the time of payment. Participants are eligible for a prorated bonus in the event the participant ceases to be employed by the Bank due to disability or death. Additionally, individuals who retire on or after attainment of age 65 are eligible for an award payout if they are actively employed through October 1st of the performance period.

Awards under the Incentive Plan may be reduced or eliminated if the board considers it imprudent to provide awards after a review of the Company's performance. Additionally, all awards under the Incentive Plan are subject to clawback for a three-year period following payment if an award payout is due to error, omission or fraud.

Equity Awards

        The equity awards reflected in the summary compensation table above all relate to restricted stock and stock option awards issued pursuant to the 2018 Equity Incentive Plan (the “2018 EIP”), the 2014 Equity Incentive Plan (the “2014 EIP”), and the 2007 Stock Option Plan (the “2007 Plan”), which, as described more fully below, allow the Compensation Committee to establish the terms and conditions of the awards, subject to the plan terms.

Benefits and Other Perquisites

The Company provides its named executive officers and other employees a competitive benefits program which ensures the Company’s ability to attract and retain talent. The named executive officers participate in the same benefits program as other full- time employees. The benefits program includes health, dental, vision, disability and basic group life insurance coverage. Also provided to employees and named executive officers is a retirement plan designed to assist in saving and planning for retirement. An overview of the various benefit and perquisite programs is below.

Level One Bank 401(k) Profit Sharing Plan and Trust. The Level One Bank 401(k) Profit Sharing Plan and Trust (the "401(k) Plan") is designed to provide retirement benefits to all eligible full-time and part-time employees of the Bank and its affiliates. The 401(k) Plan provides employees with the opportunity to save for retirement on a tax-favored basis. Named executive officers, all of whom were eligible during 2018, may elect to participate in the 401(k) Plan on the same basis as all other employees. Employees may defer up to 87% of their compensation to the 401(k) Plan up to the applicable IRS limit. The Company currently provide a safe harbor non-elective contribution on behalf of each eligible participant equal to 3% of compensation. The Company non-elective contribution is contributed in the form of cash and is invested according to the employee's current investment allocation. Although the Company has the ability to make discretionary contributions to the 401(k) Plan, no discretionary profit sharing contribution was made to the 401(k) Plan for 2018 or 2017.

Level One Bank Supplemental Executive Retirement Plan. The Level One Bank Supplemental Executive Retirement Plan (the "SERP") is designed for the benefit of certain senior executives whose earning levels limit the ability to contribute fully to other retirement programs. The SERP is designed to attract and retain the services of executives by providing deferred income to the executive. Under the SERP, eligible senior executives receive Company contributions equal to 10% of the executive's base salary if the Company achieves its threshold net income goal and an additional 10% of the executive's base salary if the Company achieves its target net income goal. Company contributions are discretionary and may not be made for a given year if the board determines that there was a significant negative operational outcome outside of net income. Any contributions are credited to a plan account and earn interest based on the notional investment return of the Lipper Balanced Fund Index. Each Company contribution vests in 25% increments over the four-year period beginning with the year for which such contribution was made, provided that the executive remains employed by the Company or the Bank on the last day of such year. The vesting will be accelerated in the case of a change in control of the Company or the executive's death, disability or retirement after reaching age 62. Each executive will receive a distribution of his/her account balance in a lump sum no later than the first day of the month following 30 days after or coincident with his/her termination of employment.

Health and Welfare Benefits. Named executive officers are eligible to participate in the standard health and welfare benefits program, which offers medical, dental, vision, life, accident, and disability coverage to all eligible employees. Named executive officers are not provided any health or welfare benefits that are not generally available to other employees.

Perquisites. Named executive officers are provided certain perquisites that are necessary to foster proper business relationships and are reasonable and consistent with the overall compensation program. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. Based on this periodic review, perquisites are awarded or adjusted on an individual basis. The perquisites received by the named executive officers in 2018 include the payment of country club dues for Mr. Fehring and the payment of Detroit Athletic Club dues for Messrs. Fehring, Wernette, and Walker.

Employment Agreements

       Each of the named executive officers have entered into an employment agreement that provides for a specified term of employment, describes base salary, bonus opportunity and other benefits and perquisites to which such named executive officer is entitled, if any, sets forth the duties and obligations of each party in the event of a termination of employment prior to expiration of the employment term and provides the Company with a measure of protection by obligating the named executive officers to abide by the terms of restrictive covenants during their employment and thereafter for a specified period of time

        Mr. Fehring.    The employment agreement with Mr. Fehring provides for an initial term of one year, with an automatic renewal for an additional one-year period commencing on the first anniversary of the effective date and each anniversary thereafter. Under the agreement, Mr. Fehring is entitled to a base salary of $367,500 in 2018, which amount is subject to annual review for increase but not decrease. Mr. Fehring's agreement also provides for a discretionary annual performance bonus as determined by the board in accordance with the Company's incentive compensation plans; participation in the SERP; participation in the Company's employee welfare, retirement, paid time off, and other benefit plans on the same terms as officers of a similar rank; reimbursement of reasonable business expenses in accordance with the Company's policy; and the payment of country club and Detroit Athletic Club dues. Following Mr. Fehring’s termination of employment, he will be subject to non-competition and non-solicitation restrictions for a period of 12 months, unless such termination occurs within 12 months following a change in control and is by the Company without cause or by the Executive for good reason. In the event Mr. Fehring’s employment is terminated by the Company without cause, and not in connection with a change in control, he will be entitled to a payment equal to 100% of his base salary payable in 26 bi-weekly installments. In the event that Mr. Fehring’s employment is terminated by the Company without cause, or by Mr. Fehring for good reason, in each case within 12 months following a change in control, he will be entitled to a payment equal to 200% of his base salary payable in a lump sum. In both instances, he will also be entitled to reimbursement of COBRA premiums for a period of 12 months.

        Mr. Wernette.    The employment agreement with Mr. Wernette provides for an initial term of one year, with an automatic renewal for an additional one-year period commencing on the first anniversary of the effective date and each anniversary thereafter. Under the agreement, Mr. Wernette is entitled to a base salary of $250,600 in 2018, which amount is subject to annual review for increase but not decrease. Mr. Wernette's agreement also provides for a discretionary annual performance bonus as determined by the board in accordance with the Company's incentive compensation plans; participation in the SERP; participation in the Company's employee welfare, retirement, paid time off, and other benefit plans on the same terms as officers of a similar rank; reimbursement of reasonable business expenses in accordance with the Company's policy; and the payment of Detroit

Athletic Club dues. Following Mr. Wernette's termination of employment, he will be subject to non-competition and non-solicitation restrictions for a period of 12 months, unless such termination occurs within 12 months following a change in control and is by the Company without cause or by the executive for good reason. In the event Mr. Wernette's employment is terminated by the Company other than for cause (or by Mr. Wernette for good reason within 12 months following a change in control), he will be entitled to a payment equal to 100% of his base salary payable in 26 bi-weekly installments (or a lump sum if such termination is within 12 months following a change in control) as well as reimbursement of COBRA premiums for a period of 12 months.

        Mr. Walker.    The employment agreement with Mr. Walker provides for an initial term of one year, with an automatic renewal for an additional one-year period commencing on the first anniversary of the effective date and each anniversary thereafter. Under the agreement, Mr. Walker is entitled to a base salary of $220,400 in 2018, which amount is subject to annual review for increase but not decrease. Mr. Walker's agreement also provides for a discretionary annual performance bonus as determined by the board in accordance with the Company's incentive compensation plans; participation in the SERP; participation in the Company's employee welfare, retirement, paid time off, and other benefit plans on the same terms as officers of a similar rank; reimbursement of reasonable business expenses in accordance with the Company's policy; and the payment of Detroit Athletic Club dues. Following Mr. Walker's termination of employment, he will be subject to non-competition and non-solicitation restrictions for a period of 12 months, unless such termination occurs within 12 months following a change in control and is by the Company without cause or by the executive for good reason. In the event Mr. Walker's employment is terminated by the Company other than for cause (or by Mr. Walker for good reason within 12 months following a change in control), he will be entitled to a payment equal to 100% of his base salary payable in 26 bi-weekly installments (or a lump sum if such termination is within 12 months following a change in control) as well as reimbursement of COBRA premiums for a period of 12 months.

        The obligation to pay any severance under each of the employment agreements is conditioned on the execution by the named executive officer of a general release and waiver of any and all claims with respect to his employment with the Company.

Long Term Incentive Plans

        Equity based incentive awards are currently made though the Company’s 2018 EIP. The Company also maintains the 2014 EIP and the 2007 Plan. As of the effective date of the 2018 EIP, no further awards may be granted under the 2014 EIP or the 2007 Plan. However, any previously outstanding equity award granted under the 2014 EIP or 2007 Plan remains subject to the terms of such plans until the time the award is no longer outstanding.

Level One Bancorp, Inc. 2018 Equity Incentive Plan.

The 2018 EIP was adopted by the board on March 15, 2018 and became effective on April 17, 2018, the date it was approved by our shareholders. The 2018 EIP was designed to promote the Company's long term financial success by providing a means to attract, retain and reward individuals who can and do contribute to such success, and to further align their interests with those of the Company's shareholders. Pursuant to the 2018 EIP, the Compensation Committee is allowed to grant awards to eligible persons in the form of incentive and non-qualified stock options, stock awards, stock appreciation rights, and other incentive awards. Up to 250,000 shares of common stock are available for issuance under the 2018 EIP. As of December 31, 2018, 208,417 shares remain available for issuance under the 2018 EIP. Awards vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the participants receiving the awards. The 2018 EIP enables the Compensation Committee to set specific performance criteria that must be met before an award vests under the 2018 EIP. The 2018 EIP allows for acceleration of vesting and exercise privileges of awards at the discretion of the Compensation Committee. If a participant's job is terminated for cause, then all vested and unvested awards expire at the date of termination.

Unless otherwise provided in an award agreement, upon the occurrence of a change in control of the Company (as defined in the 2018 EIP), all stock options and SARs under the 2018 EIP then held by the participant will become fully exercisable immediately if, and all stock awards and cash incentive awards will become fully earned and vested immediately if, (i) the 2018 EIP is not an obligation of the successor entity following a change in control or (ii) the 2018 EIP is an obligation of the successor entity following a change in control and the participant incurs a termination of service without cause or for good reason following the change in control. If vesting of an outstanding award is conditioned upon the achievement of performance measures, then (i) if, at the time of the change in control, the established performance measures are less than 50% attained, then such award shall become vested and exercisable on a fractional basis with the numerator being the percentage of attainment and the denominator being 50% upon the change in control and (ii) if, at the time of the change in control, the performance measures are at least 50% attained, then such award shall become fully earned and vested immediately upon the change in control.

Level One Bancorp, Inc. 2014 Equity Incentive Plan.

        The 2014 EIP was adopted by the board on October 16, 2014. The 2014 EIP was designed to ensure continued availability of equity awards that assist the Company in attracting, retaining and rewarding key employees, directors and other service providers. Pursuant to the 2014 EIP, the Compensation Committee was allowed to grant awards to eligible persons in the form of non-qualified stock options and restricted stock awards. We had reserved up to 150,000 shares of common stock for issuance under the 2014 EIP. As a result of the adoption of the 2018 EIP by our shareholders at the 2018 annual meeting of shareholders, no additional grants are to be made under the 2014 EIP. Awards that were granted under the 2014 EIP will vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the participants receiving the awards. The 2014 EIP allows for acceleration of vesting and exercise privileges of awards at the discretion of the Compensation Committee. If a participant's job is terminated for cause, then all vested and unvested awards are forfeited at the date of termination.

      Unless otherwise provided in an award agreement, upon the occurrence of a change in control of the Company (as defined in the 2014 EIP), all outstanding stock options and restricted stock awards shall become fully vested, and if applicable, exercisable, the restrictions and forfeiture conditions applicable to such awards shall lapse, any performance conditions shall be deemed to be fully achieved, and each unexercised option shall be forfeited if not exercised immediately prior to the change in control. Notwithstanding the foregoing, upon a change in control of the Company, the Board may in its sole discretion, provide that all outstanding awards under the 2014 EIP will be assumed by the acquiring entity or substituted on an equitable basis with awards issued by the acquiring entity, or provide that such awards will be canceled in exchange for a payment of cash or securities with an equal value.

Level One Bancorp, Inc. 2007 Stock Option Plan.

        The 2007 Plan was adopted by the board on October 17, 2007 and became effective upon approval by shareholders on January 16, 2008. The 2007 Plan was subsequently amended on April 20, 2011, April 15, 2015, and August 29, 2017. The 2007 Plan was designed to help the Company attract and retain the services of employees, officers and directors upon whose judgment, initiative and efforts the Company is substantially dependent, and to provide those persons with further incentives to advance the interest of the Company. Pursuant to the 2007 Plan, the Compensation Committee was allowed to grant awards to eligible persons in the form of qualified and non-qualified stock options, however qualified stock options were no longer allowed to be granted under the 2007 Plan after October 17, 2017. We had reserved up to 630,265 shares of common stock for issuance under the 2007 Plan. As a result of the adoption of the 2018 EIP by our shareholders at the 2018 annual meeting of shareholders, no additional grants are to be made under the 2007 Plan. Options that were granted under the 2007 Plan will vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the participants receiving the awards. The 2007 Plan allows for acceleration of vesting and exercise privileges provided that the total vesting period is not less than 3 years and no more than one third of the options subject to a single award vest in a given year. All outstanding options become vested upon the effective date of a change in control or the liquidation or dissolution of the Company. If a participant's job is terminated for cause, then all vested and unvested awards are forfeited at the date of termination. Vested options remain exercisable for 90 days following a termination of employment other than for cause, death or disability and one year following the participant's death or disability.

Outstanding Equity Awards at Fiscal Year End

        The following table provides information for each of our named executive officers regarding outstanding stock options and unvested stock awards held by the officers as of December 31, 2018. Market values are presented as of the end of 2018 (based on the closing price of our common stock of $22.43 on December 31, 2018) for outstanding stock awards, which include 2018 grants and prior-year grants.

					Stock Awards
	Number of Securities Underlying Unexercised Options (1)				Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Name	Exercisable (#)	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Patrick J. Fehring	5,000	—	10.00	3/27/2021	—	—
	5,000	—	10.15	2/16/2022	—	—
	4,500	—	10.82	5/16/2023	—	—
	18,000	—	13.50	7/17/2024	—	—
	18,000	—	17.15	7/16/2025	—	—
	12,000	6,000	20.75	2/18/2026	—	—
	—	5,000	24.80	2/15/2028
					6,300	141,309
Gregory A. Wernette	4,000	—	10.00	3/17/2021	—	—
	4,000	—	10.15	2/16/2022	—	—
	3,500	—	10.82	5/16/2023	—	—
	12,500	—	13.50	7/17/2024	—	—
	12,500	—	17.15	7/16/2025	—	—
	8,333	4,167	20.75	2/18/2026	—	—
	—	5,000	24.80	2/15/2028	—	—
					3,400	76,262
David C. Walker	4,000	—	10.00	3/17/2021	—	—
	4,000	—	10.15	2/16/2022	—	—
	3,500	—	10.82	5/16/2023	—	—
	8,000	—	13.50	7/17/2024	—	—
	10,000	—	17.15	7/16/2025	—	—
	8,333	4,167	20.75	2/18/2026	—	—
	—	5,000	24.80	2/15/2028
					2,890	64,823
(1) All options that remain subject to vesting vest in 33% increments on the first, second, and third anniversary of the date of grant. These options are accelerated and vest in full upon a change in control of the Company or the executive's death, disability or retirement.
(2) All restricted stock awards vest 100% on the third anniversary of the date of grant. These restricted stock awards are accelerated and vest in full upon a change in control of the Company or the executive's death, disability or retirement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
        The following table sets forth information as of February 28, 2019, regarding the beneficial ownership of our common stock:

•	each shareholder known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

        We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. For purposes of calculating each person's percentage ownership, common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person's name.

        The percentage of beneficial ownership is based on 7,755,238 shares of our common stock outstanding as of February 28, 2019, including 81,903 shares of restricted stock awarded under our stock incentive plan but not vested as of such date.

        Except as otherwise provided, the address for each shareholder listed in the table below is: c/o Level One Bancorp, Inc., 32991 Hamilton Court, Farmington Hills, Michigan 48334.

Name	Amount and Nature of Beneficial Ownership	Percent of Class
5% Shareholders
Wellington Management Group, LLP(1)	1,069,510	13.8%
The Banc Funds Company, L.L.C(2)	590,403	7.6%
Directors and Named Executive Officers
Patrick J. Fehring(3)	266,006	3.4%
Barbara E. Allushuski(4)	22,831	*
Victor L. Ansara(5)	79,610	1.0%
James L. Bellinson(6)	740,261	9.5%
Michael A. Brillati(7)	26,005	*
Shukri W. David(8)	98,390	1.3%
Thomas A. Fabbri(9)	724,181	9.3%
Mark J. Herman(10)	101,062	1.3%
Steven H. Rivera(11)	43,232	*
Stefan Wanczyk(12)	641,295	8.3%
Gregory A. Wernette(13)	67,066	*
David C. Walker(14)	56,256	*
All directors and executive officers as a group (15 persons)(15)	2,944,680	37.9%
* Indicates one percent or less.
(1) Wellington Management Group LLP has shared voting power over 932,516 shares and shared dispositive power over 1,069,510 shares. Wellington Group Holdings LLP has shared voting power over 932,516 shares and shared dispositive power over 1,069,510 shares. Wellington Investment Advisors Holdings LLP has shared voting power over 932,516 shares and shared dispositive power over 1,069,510 shares. Wellington Management Company LLP has shared voting power over 922,418 shares and shared dispositive power over 1,044,583 shares. The principal office address is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210. This

information is based on Amendment No. 1 to Schedule 13G filed with the SEC on February 12, 2019.
(2) Consists of: (i) 0 shares held by Banc Fund VII L.P. (“BF VII”), an Illinois Limited Partnership; (ii) 400,000 shares held by Banc Fund VIII L.P. (“BF VIII”), an Illinois Limited Partnership; (iii) 142,844 shares held by Banc Fund IX L.P. ("BF IX"), an Illinois Limited Partnership; and (iv) 47,559 shares held by Banc Fund X L.P. (“BF X”), an Illinois Limited Partnership. The general partner of BF VII is MidBanc VII L.P. (“MidBanc VII”), whose principal business is to be a general partner of BF VII. The general partner of BF VIII is MidBanc VIII L.P. (“MidBanc VIII”), whose principal business is to be a general partner of BF VIII. The general partner of BF IX is MidBan IX L.P. (“MidBan IX”), whose principal business is to be a general partner of BF IX. The general partner of BF X is MidBan X L.P. (“MidBan X”), whose principal business is to be a general partner of BF X. The general partner of MidBanc VII, MidBanc VIII, MidBan IX , and MidBan X is The Banc Funds Company, L.L.C., (“TBFC”), whose principal business is to be a general partner of MidBanc VII, MidBanc VIII, MidBan IX, and MidBan X. TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore. Mr. Moore has been the manager of BF VII, BF VIII, BF IX, and BF X since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities of the issuer held by each of those entities. As the controlling member of TBFC, Mr. Moore will control TBFC, and therefore each of the Partnership entities directly and indirectly controlled by TBFC. The principal office address is 20 North Wacker Drive, Suite 3300, Chicago, Illinois 60606. This information is based on a Schedule 13G filed with the SEC on February 15, 2019.

(3) Consists of: (i) 74,590 shares held by Mr. Fehring individually; (ii) 67,500 shares held by the Patrick J. Fehring Trust; (iii) 25,000 shares held by Fifth Third Bank Trustee-FBO Patrick J Fehring SD IRA; (iv) 28,750 shares owned by the JoAnn M. Fehring Trust; and (v) 70,166 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 28, 2019. Mr. Fehring is the beneficiary of, and has voting and investment power over the shares held by, the Patrick J. Fehring Trust and Fifth Third Bank Trustee-FBO Patrick J Fehring SD IRA. Mr. Fehring has shared voting and investment power over the shares held by the JoAnn M. Fehring Trust.

(4) Consists of: (i) 14,331 shares held by Ms. Allushuski; and (ii) 8,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 28, 2019.

(5) Consists of: (i) 71,110 shares held by Mr. Ansara; and (ii) 8,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 28, 2019.

(6) Consists of: (i) 731,761 shares held by Mr. Bellinson; and (ii) 8,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 28, 2019.

(7) Consists of: (i) 17,505 shares held by Mr. Brillati; and (ii) 8,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 28, 2019.

(8) Consists of: (i) 87,385 shares held by Shudun Holdings LLC; (ii) 2,505 shares held by Dr. David individually; and (iii) 8,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 28, 2019. Dr. David is the beneficiary of, and has voting and investment power over the shares held by Shudun Holdings LLC.

(9) Consists of: (i) 709,797 shares held by TRSD Holdings, LP; (ii) 5,884 shares held by Mr. Fabbri individually; and (iii) 8,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 28, 2019. Mr. Fabbri is the general partner of, and has voting and investment power over the shares held by, TRSD Holdings, LP. Mr. Fabbri disclaims beneficial ownership of the shares owned by TRSD Holdings, LP, except to the extent of his pecuniary interests therein.

(10) Consists of: (i) 36,910 shares held by Mr. Herman individually; (ii) 31,009 shares owned by Vici, LLC, Trustee Mark Herman; (iii) 24,643 shares owned by MHBF, LLC, Trustee Mark Herman; and (iv) 8,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 28, 2019. Mr. Herman disclaims beneficial ownership of the shares owned by MHBF, LLC and Vici, LLC, except to the extent of his pecuniary interests therein.

(11) Consists of: (i) 34,732 shares held by Dr. Rivera; and (ii) 8,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 28, 2019.

(12) Consists of: (i) 635,627 shares held by Mr. Wanczyk; and (ii) 5,668 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 28, 2019.

(13) Consists of: (i) 22,400 shares held by Mr. Wernette individually; and (ii) 44,666 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 28, 2019.

(14) Consists of: (i) 7,500 shares held by the David Walker Trust; (ii) 5,090 shares held by Mr. Walker individually; and (iii) 43,666 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 28, 2019. Mr. Walker is the beneficiary of, and has voting and investment power over the shares held by, the David Walker Trust.

(15) Includes an aggregate of 295,664 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 28, 2019.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and with the exchange on which our shares of common stock are traded. These persons are also required to furnish us with copies of all Section 16(a) forms they file. We are not aware that any of our directors, executive officers or 10% shareholders failed to comply with the filing requirements of Section 16(a) during the fiscal year ended December 31, 2018, except for Barbara Felts, the Company's Controller, who filed one late Form 4 with respect to two transactions, and Steven Rivera, a director, who filed one late Form 4 with respect to two transactions.

As of March 15, 2019, Stefan Wanczyk, a director, filed one late Form 4 with respect to three transactions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ordinary Banking Relationships

        Our directors, officers, beneficial owners of more than five percent of our voting securities and their associates were customers of and had transactions with us in the past, and additional transactions with these persons are expected to take place in the future. All outstanding loans and commitments to loan with these persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the Bank's board of directors in accordance with the bank regulatory requirements. The insider cannot participate in the board's deliberation or voting on the extension of credit. Similarly, all certificates of deposit and depository relationships with these persons were made in the ordinary course of business and involved substantially the same terms, including interest rates, as those prevailing at the time for comparable depository relationships with persons not related to the Company or the Bank.

Policies and Procedures Regarding Related Party Transactions

        Transactions by the Company or the Bank with related parties are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve's Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal shareholders).

        Under applicable SEC and Nasdaq rules, related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, five percent shareholders and the immediate family members of these persons. Management, in consultation with outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to the board of directors for approval. In determining whether to approve a related party transaction, the board of directors will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party's interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director's independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies.

AUDIT COMMITTEE REPORT

        The following is the report of the Audit Committee with respect to the Company's audited financial statements for the year ended December 31, 2018. The information contained in this report shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this report by reference in such filing.

        The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the board that they be included in our Annual Report on Form 10-K. The committee is currently comprised of Messrs. Wanczyk, David, Fabbri and Herman. All of the members have been determined to be "independent," as defined by Nasdaq.

        The Audit Committee has reviewed and discussed our audited financial statements for 2018 with our management and Crowe LLP, our independent registered public accounting firm, with respect to the 2018 fiscal year. The committee has also discussed with Crowe LLP the matters required to be discussed by Auditing Standard No. 1301 (Communications With Audit Committees) and received and discussed the written disclosures and the letter from Crowe LLP required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed with Crowe LLP its independence. Based on the review and discussions with management and Crowe LLP, the committee has recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC.

Audit Committee:

Stefan Wanczyk	Shukri W. David
Thomas A. Fabbri	Mark J. Herman

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

The board of directors recommend you vote **FOR ALL** the nominees.

1. Election of Directors

	FOR ALL nominees listed to the left	**WITHHOLD AUTHORITY** to vote for all nominees listed to the left	**FOR** all nominees listed to the left **EXCEPT** as marked
(1) Barbara E. Allushuski (2) Victor L. Ansara (3) James L. Bellinson (4) Michael A. Brillati (5) Shukri W. David (6) Thomas A. Fabbri (7) Patrick J. Fehring (8) Mark J. Herman (9) Steven H. Rivera (10) Stefan Wanczyk	☐	☐	☐

You may withhold authority to vote for any individual nominees by marking "FOR" all nominees listed to the left EXCEPT as marked" and lining out that nominee's name.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s).

Please mark your votes like this **X**

The board of directors recommends you vote **"FOR"** proposal #2

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for the Company for the year ending December 31, 2019	☐	☐	☐

3. Transaction of such other business as may properly come before the meeting and any adjournment thereof.

If this proxy is signed and dated but no direction is given, the proxy will be voted "FOR ALL" nominees named in proposal #1 and "FOR" proposal #2. If any other business is presented at the meeting, this proxy shall be voted in the discretion of the proxies with respect to such business. This proxy is solicited on behalf of the board of directors.

Mark here if you plan to attend the meeting. ☐

CONTROL NUMBER

Signature____________________ **Signature, if held jointly**____________________ **Date**__________**, 2019.**

When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If more than one trustee, all should sign. All joint owners must sign.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 15, 2019
The 2019 Proxy Statement and Form 10-K are available at: https://www.cstproxy.com/levelonebancorp/2019

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

LEVEL ONE BANCORP, INC.

The undersigned hereby appoints Thomas A. Fabbri and Mark J. Herman, or either of them acting in the absence of the other, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of shares of common stock that the undersigned would be entitled to vote if then personally present at the Annual Meeting of the Shareholders of Level One Bancorp, Inc., to be held at 32991 Hamilton Court, Farmington Hills, MI 48334, on the 15th day of May, 2019, at 6:00 p.m., local time, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

(Continued, and to be marked, dated and signed, on the other side)